FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  December, 1997


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811









Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            December, 1997

Item 5(a) Other Material Events - Maine Public Utilities Commission Stops its Investigation of the Operation and Shutdown of Maine Yankee Atomic Power Company Generating Facility in Wiscasset, Maine, MPUC Docket No. 97-781.

          Reference is made to the Company's Form 10-Q for the period ended September 30, 1997 in which the Company reported that the MPUC had begun an investigation into various prudence issues associated with the permanent closure of Maine Yankee. The Company also reported that Maine Yankee and the Maine owners of Maine Yankee, including the Company, appealed the legality of the MPUC investigation to the Maine Supreme Judicial Court.

          On December 2, 1997, the MPUC issued an Order staying the investigation. The MPUC noted that Maine Yankee had begun a rate proceeding before the FERC on November 6, 1997, which could address the prudence issues raised in the MPUC's investigation. The MPUC therefore stayed its investigation in order "to avoid unnecessary duplicative efforts by all parties involved". The MPUC reserved the right to reopen the investigation particularly if FERC declines to address the prudence issues of concern to the Commission "if we feel it necessary to further investigate these matters after the FERC proceeding ends." The Company cannot therefore predict whether the MPUC will reopen its investigation once the FERC proceeding is concluded.

          As a result, the Maine Supreme Judicial Court, on December 15, 1997, upon motion by Maine Yankee and the Maine owners, stayed all proceedings in the appeal until the first to occur of either December 31, 1998 or the 30th day after the conclusion of the FERC's investigation.

Item 5(b) Other Material Events - Company Completes Power Agreements

          On December 19, 1997, the Company announced the signing of three separate energy agreements to allow the purchase of power until 2000 from Hydro-Quebec and Alternative Energy's Beaver Power Plant in Ashland, Maine. The Company, the common link in a four-way commitment, has joined together with Hydro-Quebec, Alternative Energy, Inc., and Cinergy, an electric utility headquartered in Cincinnati, Ohio, to complete a 26-month deal to purchase firm energy and capacity from H-Q and AEI and market surpluses in partnership with Cinergy.





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Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            December, 1997

          The purchases from Hydro-Quebec, a Montreal based utility, ensure the availability of firm energy in our service territory. H-Q's agreement with MPS runs from January 1, 1998 through February 29, 2000 and provides up to 130 MW of power. The Company will take delivery of the energy at the Quebec-New Brunswick border and will be responsible for any transmission from that point. H-Q generates 96% of its electricity through hydro power and operates a system of reservoirs which allows it to store energy.

          Under the agreement with Alternative Energy, Inc., the 40 MW wood-generation facility located in Ashland, Maine, will resume operations on February 15, 1998. According to AEI officials, the plant has been shut down since 1994 and start-up operations are already underway.

          The Ashland facility was originally built under a contract with Central Maine Power and was shut down in a 1994 "buy-down" agreement with CMP. The contract was bought out in June, 1997 by power marketer Citizens Lehman. The facility is entirely owned and operated by AEI and its affiliates. Headquartered in Bangor, Maine, Alternative Energy owns and operates two other wood-fired electrical generating facilities in the State.

          The arrangement with Cinergy allows the Company to buy electricity from H-Q and AEI and market surpluses through Cinergy, one of the nation's largest electric utilities actively involved in wholesale power trading and risk management. The project gives Cinergy a position in the Northeast to build on the relationships and customer base it already has in this region.

Item 5(c) Other Material Events - Maine Public Utilities Commission Approves Restructured Purchase Power Agreement with
          Wheelabrator-Sherman (W/S)

          Reference is made to the Company's Form 10-Q for the period ended September 30, 1997 in which the Company reported that the Company and W/S agreed to amend the existing Purchase Power Agreement. The Company has a Power Purchase Agreement
          (PPA) with W/S under which the Company is obligated to purchase the entire output (up to 126,582 MWH) of a 17.6 MW biomass plant through December 31, 2000. The PPA may be renewed by either party for an additional fifteen years at prices to be determined by mutual agreement or, absent mutual agreement, by the MPUC.



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Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            December, 1997

          On October 15, 1997, the Company and W/S agreed to amend the PPA. Under the terms of this amendment, W/S agreed to reductions in the price of purchased power of approximately $10 million over the PPA's current term. The Company and W/S also agreed to renew the PPA for an additional six years at agreed-upon prices. The Company will also make an up-front payment to W/S of between $8.6 and $8.7 million, depending upon the exact date of the transaction. The Company believes the amended PPA will help relieve the financial pressure caused by the recent closure of Maine Yankee as well as the need for substantial increases in its retail rates, and is, therefore, in the best interests of the Company, its customers, and shareholders.

          The Company intends to finance the up-front payment to W/S from funds obtained from the Finance Authority of Maine
          (FAME). Absent FAME financing, the Company does not believe it will be able to obtain the funds on terms sufficiently economic to justify the arrangement with W/S. The amended PPA must be approved by the MPUC if FAME financing is to be obtained. In its filing with the MPUC, the Company further asked the MPUC for a determination that any so-called stranded investment created by the amended PPA will be recoverable from customers to the extent permitted by Maine law.

          On December 22, 1997, the MPUC approved the amended purchase power agreement and determined that the additional costs created by the amended PPA will be treated as stranded investment. The Company will proceed with procuring the necessary financing from FAME, but cannot predict whether the financing will be available or, if available, the terms or conditions.


                                   MAINE PUBLIC SERVICE COMPANY
                                             Registrant



Dated:  December 23, 1997           /s/  Stephen A. Johnson
                                   Stephen A. Johnson, Vice President,
                                   Customer Service and General Counsel








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